                                ESCROW AGREEMENT
                                ----------------


         This Escrow Agreement (this "Agreement") is entered into by Avatex Corporation, formerly FoxMeyer Health Corporation ("Avatex"), Bart A. Brown, Jr., as trustee (the "Trustee") under chapter 7 of title 11 of the United States Code (the "Bankruptcy Code") of FoxMeyer Corporation, FoxMeyer Drug Company, Healthcare Transportation System, Inc., Merchandise Coordinator Services Corporation, FoxMeyer Software, Inc. and Health Mart, Inc. and their respective estates, as their interests may appear (collectively, the "Debtors"), and Bart
A. Brown, Jr., individually and as co-escrow agent, and Edward L. Massman, individually and as co-escrow agent (collectively, "Escrow Agent").

                                    RECITALS
                                    --------

         A. The Debtors are debtors under chapter 7 of the Bankruptcy Code in cases pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court");

         B. On May 19, 1997, the Bankruptcy Court entered an order confirming the election of Trustee as the trustee under section 702 of the Bankruptcy Code in the Debtors' chapter 7 cases;

         C. On July ___, 1997, Avatex and Trustee entered into a Settlement Agreement, under which they agreed to settle certain claims against each other and provided for the consummation of certain transactions involving one or more of the parties thereto;

         D. Pursuant to the terms of the Agreed Preliminary Injunction Order entered on March 5, 1997 by the Bankruptcy Court in the lawsuit styled Official Committee of Unsecured Creditors of FoxMeyer Corporation, et al. v. FoxMeyer Health Corporation, Adversary Proceeding No. 96-205, approximately $33.2 million is currently being held by Avatex in a segregated bank account, number 1826-340-190 at Bank One, Texas, N.A. (the "Account");

         E. Pursuant to Section 2 of the Settlement Agreement, upon execution of the Settlement Agreement, Avatex and the Trustee have agreed that the Account shall be transferred to the Escrow Agent, that $6,060,000 of the funds in the Account may be used to acquire 1,132,500 shares of common stock of Phar-Mor, Inc. (the "Stock"), and that, if the Stock is acquired before the Closing Date (as defined in Section 3 of the Settlement Agreement), then the Stock shall be held pursuant to the terms of this Agreement; and

         F. Escrow Agent is willing to serve as escrow agent and hold the Escrowed Property (as defined below) in accordance with the terms and conditions hereof.



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         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, representations, warranties and agreements contained in this Agreement and the Settlement Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Avatex, the Trustee and Escrow Agent hereby agree as follows:

         1. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Settlement Agreement.

         2. Avatex and the Trustee hereby appoint and designate Escrow Agent as escrow agent for the purposes set forth herein, and Escrow Agent accepts such appointment and designation.

         3. Upon execution of this Agreement, Avatex shall transfer to Escrow Agent the Account and all funds (the "Funds") in the Account (the Account, the Funds and all proceeds thereof including the Stock shall be referred to herein as the "Escrowed Property"). The deposit of the Escrowed Property in accordance with the terms of this Agreement shall vest equitable title to the Escrowed Property with Avatex and the Trustee, as their respective interests appear as set forth herein. Upon the occurrence of the applicable contingencies, notwithstanding any potential intervening bankruptcy by Avatex, the parties intend that legal and equitable title to the Funds shall follow possession thereof in accordance with Section 4 of the Settlement Agreement, and legal and equitable title to the Stock shall vest in Avatex, subject to the Security Agreement.

         4. Escrow Agent shall deposit all Funds as shall be directed by the joint instruction of Avatex and the Trustee.

         5. The Escrow Agent shall disburse the Escrowed Property in accordance with the following:

         (a) If by the date (the "Final Date") that is 180 days after the Closing Date the Escrow Agent receives written notification from an officer of Avatex of (i) the closing of the transactions contemplated by the Redemption Agreement, (ii) the requirement to fund the purchase of the Stock, and (iii) the service of such notice on the Trustee, then Escrow Agent shall release $6,060,000 of the Funds directly to a third party (the "Transferor") in accordance with Avatex's written instructions (the "Acquisition Disbursement"). If the Acquisition Disbursement occurs before the Closing Date, then certificate(s) representing the Stock shall be delivered by the Transferor to the Escrow Agent to be held in escrow pursuant to this Agreement, such Stock and Stock certificate to be deemed Escrowed Property hereunder. If the Acquisition Disbursement occurs but the Closing Date does not occur by the date set forth in the last sentence of Section 1 of the Settlement Agreement, then the Stock certificate shall be held pursuant to Section 7 of this Agreement.

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         (b) If the Escrow Agent receives written notification by an officer of
Avatex and the Trustee (the "Notice Parties") of the occurrence of the Closing Date under the Settlement Agreement, then within one business day of such receipt the Escrow Agent shall pay to the Trustee the amount described in
Section 4A of the Settlement Agreement and either (i) if the Escrow Agent receives written notification by the Notice Parties that the Stock has been acquired after the Closing Date and on or before the Final Date, then the Transferor shall deliver the Stock certificate(s) to the Trustee to be held as collateral under the Security Agreement; or (iii) if the Notice Parties notify the Trustee in writing that the Final Date has occurred and that the Stock has not been acquired, then the Escrow Agent shall pay all remaining Funds in accordance with the last sentence of Section 4 of the Settlement Agreement.

         6. If the Escrow Agent receives written notification from the Notice Parties that the Closing Date has not occurred by the date set forth in the last sentence of Section 1 of the Settlement Agreement, then Escrow Agent shall transfer the Escrowed Property only in accordance with (a) written documentation signed by the Notice Parties that jointly directs the disposition of the Escrowed Property or (b) a judgment or order of a court of competent jurisdiction certified by the clerk of such court or other appropriate official.

         7. Notwithstanding anything in this Agreement, upon written notification by the Notice Parties that (a) the Stock has been acquired by and possession of the Stock certificate is in the possession of Escrow Agent and (b) the Closing Date has not occurred unless due to the fault or negligence of Avatex, then Escrow Agent shall transfer and deliver the Stock certificate to Avatex upon payment by Avatex to Escrow Agent of $6,060,000 in cash, plus interest at the "prime rate" of interest reported from time to time in the Wall Street Journal, Southwest Edition, in the "Money Rates" section or equivalent substitute section of such paper (the "Prime Rate") on the sum of $6,060,000, accrued from the date of the Stock is acquired to the date of payment, such funds to constitute Escrowed Property to be held pursuant to the terms of this Agreement.

         8. The Stock shall be issued in the name of Avatex. So long as the Stock is held by Escrow Agent pursuant to this Agreement, Avatex and the Trustee shall jointly instruct Escrow Agent as to voting of the Stock. If Avatex and the Trustee are unable to agree as to the voting of the Stock on a particular matter, then the Stock shall not be voted on that matter.

         9. Escrow Agent shall be entitled to rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it hereunder without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, identity or authority of any party purporting to sign or deliver such document.

         10. The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature. This Agreement sets forth all the obligations of Escrow Agent with respect to any and all matters pertinent to the escrow contemplated hereunder and no additional obligations of Escrow Agent shall be implied from the terms of this Agreement or any other agreement. Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Agreement or otherwise in connection therewith, except such liability as may arise from the willful misconduct or gross negligence of Escrow Agent.

         11. Escrow Agent may consult with counsel of its choice, and shall not be liable for accordance with any action taken or omitted to be taken by Escrow Agent in the advice of such counsel.

         12. Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent.

         13. Escrow Agent shall have no tax reporting duties with respect to the Escrowed Property or income thereon, such duties being the responsibility of the party or parties which receive, or have the right to receive, any taxable income hereunder. Notwithstanding the foregoing, Escrow Agent has the authority to comply with the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Such authority shall include, without limitation, (i) the filing of tax returns (including information returns) with respect to the Escrowed Property or income thereon, (ii) the payment of any tax, interest or penalties imposed thereon, (iii) the withholding of any amounts which are required to be withheld, and (iv) the payment over of such withheld amounts to the appropriate taxing authority. Escrow Agent may withdraw from the Escrowed Property amounts necessary to pay all applicable income or withholding taxes (plus interest and penalties thereon) that are required to be paid. The parties to this Agreement, other than the Escrow Agent, shall provide the Escrow Agent with all information necessary to enable Escrow Agent to comply with the foregoing.

         14. Escrow Agent is acting as only a stakeholder with respect to the Escrowed Property. If any dispute arises as to whether Escrow Agent is obligated to deliver the Escrowed Property or as to whom the Escrowed Property is to be delivered or the amount thereof, Escrow Agent shall not be required to make any delivery, but in such event Escrow Agent may hold the Escrowed Property until receipt by Escrow Agent of instructions in writing, signed by all parties which the Escrow Agent in its sole judgment believes have, or claim to have, an interest in the Escrowed Property, directing the disposition of the Escrowed Property, or in the absence of such authorization, Escrow Agent may hold the Escrowed Property until receipt of a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property. Escrow Agent may require, as a condition to the disposition of the Escrowed Property pursuant to written instructions, indemnification and/or opinions of counsel, in form and substance satisfactory to Escrow Agent, from each party providing such instructions. If such written instructions, indemnification and opinions are not received, or proceedings for such determination are not commenced, within 30 days after receipt by Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the Escrowed Property, Escrow Agent may either (i) hold the Escrowed Property until receipt of (X) such written instructions and indemnification, or (Y) a certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of the Escrowed Property, or (ii) deposit the Escrowed Property in the registry of a court of competent jurisdiction; provided, however, that notwithstanding the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.

         15. The Trustee and Avatex, jointly and severally, agree to reimburse Escrow Agent on demand for, and to indemnify and hold Escrow Agent harmless against and with respect to, any and all loss, liability, damage, or expense (including, without limitation, attorneys' fees and costs) that Escrow Agent may suffer or incur in connection with the entering into of this Agreement and performance of its obligations under this Agreement or otherwise in connection therewith, except to the extent such loss, liability, damage or expense arises from the willful misconduct or gross negligence of Escrow Agent.

         16. Escrow Agent (or either co-escrow agent) and any successor escrow agent may at any time resign as such by delivering the Escrowed Property to either (i) any successor escrow agent designated in accordance with this Section, or (ii) in the absence of such designation, any court having competent jurisdiction. Any successor to Bart A. Brown, Jr. as co-Escrow Agent may be designated solely by the Trustee, and any successor to Edward L. Massman as co-Escrow Agent may be designated solely by Avatex. Upon his resignation and delivery of the Escrowed Property as set forth in this paragraph, Escrow Agent shall be discharged of, and from, any and all further obligations arising in connection with the escrow contemplated by this Agreement.

         17. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successors and assigns, any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement or the escrow contemplated hereby.

         18. Any notice authorized or required to be given to a party hereto pursuant to this Agreement shall be deemed to have been given when hand-delivered, or when mailed by United States certified or registered mail, postage prepaid, return receipt requested, or when transmitted by reputable overnight delivery service, addressed to the address set forth under the name of such party, and its counsel, on Exhibit A to this Agreement. Any party may change its respective address by giving notice thereof in writing to the other parties hereto in the same manner as set forth above.

         19. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. All actions arising under this Agreement shall be subject to the exclusive jurisdiction and venue of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Each of the parties hereto hereby agrees to submit to personal jurisdiction and to waive any objection as to jurisdiction in the Bankruptcy Court in any action arising under this Agreement. Service of process in any such action shall be effective if made in accordance with Section 18 of this Agreement.

         20. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

         21. The rights of Escrow Agent contained in this Agreement, including without limitation the right to indemnification, shall survive the resignation of Escrow Agent and the termination of the escrow contemplated hereunder.

         22. This Agreement shall remain in full force and effect until the Escrowed Property has been disbursed in accordance with Section 5 and/or 6 hereof and shall terminate on such date.

         23. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY ENTERING INTO THIS AGREEMENT.

         IN WITNESS WHEREOF, these parties have executed and delivered this Agreement as of July 25, 1997.

AVATEX CORPORATION


By:      /s/ Robert H. Stone
             -------------------------
             Robert H. Stone
             Its:  Vice President


/s/ Bart A. Brown, Jr.
----------------------------------
BART A. BROWN, JR.
Chapter 7 Trustee for FoxMeyer Corporation,
FoxMeyer Drug Company, Healthcare Transportation
System, Inc., Merchandise Coordinator Services
Corporation, FoxMeyer Software, Inc. and Health Mart, Inc.


/s/ Bart A. Brown, Jr.
----------------------------------
BART A. BROWN, JR., individually,
and as Co-Escrow Agent


/s/ Edward L. Massman
-----------------------------------
EDWARD L. MASSMAN, individually,
and as Co-Escrow Agent
                                        6

                                    EXHIBIT A


Bart A. Brown, Jr., as            With a copy to:   David Rosner, Esq.
Escrow Agent and/or Trustee                         Kasowitz, Benson, Torres &
5050 North 40th Street                              Friedman, LLP
Suite 200                                           1301 Avenue of the Americas
Phoenix, Arizona 85108                              36th Floor
Fax (602) 852-9076                                  New York, NY 10019
                                                    Fax (212) 506-1800

Avatex Corporation
Attn: General Counsel
5910 North Central Expressway
Suite 1780
Dallas, Texas 75206
Fax (214) 365-7499

Mr. Edward L. Massman, as
Escrow Agent
7523 Marquette
Dallas, Texas 75225

                                        7